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                                                                    EXHIBIT 11.1


                     AVIATION GROUP, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET LOSS PER COMMON SHARE

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

                                                                     YEAR ENDED JUNE 30
                                                            2000             1999               1998
                                                        ------------     ------------       ------------
Common shares outstanding at beginning of period           3,573,929        3,296,601          1,600,250
Weighted average effect of:
     Acquisition of GEC                                         -              92,769               -
     Conversion of notes payable and accrued interest           -              10,391               -
     Initial public offering                                    -                -             1,006,250
     Acquisition of Casper Air Service                          -                -               134,369
     Conversion of notes payable                              25,211             -                72,128
     Acquisition of Aero Design                              116,119             -                36,310
     Exercise of bridge notes warrants                          -                -                38,043
     Settlement of prepaid debt                                 -                -                 2,500
     Exercise of stock warrants                               24,041           19,400             56,366
     Cash sale                                               186,986
     Issued as finders fee                                    36,603             -                  -
     Settlement of non-compete agreement                       9,205             -                  -
     Assumed exercise of warrants and options in
       accordance with SEC requirements                         -                -               113,416
                                                        ------------     ------------       ------------
     Weighted average shares outstanding                   3,972,094        3,419,161          3,059,632
                                                        ============     ============       ============
Net (loss)                                              $ (6,931,000)    $ (2,305,000)      $ (1,638,000)
                                                        ============     ============       ============

Computation of net loss per common share:

     Net (loss) divided by weighted average shares
       outstanding                                      $      (1.75)    $      (0.67)      $      (0.54)
                                                        ============     ============       ============
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